Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

          THIS AMENDED AND RESTATED CREDIT AGREEMENT is made and entered into this 28th day of July, 2006 by and between ENTERPRISE FINANCIAL SERVICES CORP., a Delaware corporation (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Lender”).

WITNESSETH:

          WHEREAS, the Borrower desires to borrow from the Lender, (i) the amount of ELEVEN MILLION AND NO/100 DOLLARS ($11,000,000.00) in the form of a revolving credit loan to finance Borrower’s working capital requirements (the “Revolving Credit Facility”) and (ii) the amount of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00) in the form of a term loan to finance Borrower’s acquisition of NorthStar Bancshares, Inc. (the “Term Credit Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”).

          WHEREAS, the Lender is willing to provide the Credit Facilities, subject to the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of mutual agreements set forth below, the Borrower and the Lender agree as follows:

          SECTION 1. DEFINITIONS

          1.1          Defined Terms.  As used in this Agreement, the following terms have the following meanings:

          “Adjusted LIBOR Rate” shall mean, for the applicable Loan, the per annum rate of interest equal to the sum of (a) the Daily Reset LIBOR Rate or the LIBOR Rate for the applicable Loan Period (as applicable) plus (b) 1.25%.

          “Agreement” shall mean this Amended and Restated Credit Agreement, as amended, supplemented or modified from time to time.

          “Business Day” shall mean a day other than a Saturday, Sunday or other day on which the Lender is not open to the public for carrying on substantially all of its banking functions; provided, however, that, for purposes of determining the Daily Reset LIBOR Rate, the LIBOR Rate or an applicable Loan Period for a Loan, references to Business Day shall mean any day (other than Saturday or Sunday) on which commercial banks are open for business in New York, New York.

          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

          “Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or otherwise becoming legally obligated for any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof.

          “Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          “Daily Reset LIBOR Loan” shall mean a Loan that accrues interest based upon the Daily Reset LIBOR Rate as an index.

          “Daily Reset LIBOR Rate” shall mean the one-month LIBOR rate quoted by Lender from Telerate Page 3750 or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.  The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

          “Default Rate” shall mean the rate per annum which is three percent (3%) per annum in excess of the then Adjusted LIBOR Rate.

          “Environment” shall mean any water, including, but not limited to, surface water and ground water or water vapor, any land, including land surface or subsurface, stream sediments, air, fish, wildlife, plants; and all other natural resources or environmental media.

          “Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of hazardous substances, petroleum and petroleum products and the policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

          “Event of Default” shall mean any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          “Funding Date” means any Business Day designated by the Borrower as a day on which (a) a Revolving Loan is to be made or (b) a Loan Period is to be renewed or extended, each in accordance with the terms and conditions of this Agreement.

          “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          “Governmental Regulations” means any and all laws, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards, or any similar requirement, of the government of the United States or any foreign government or any state, province, municipality or other political subdivision thereof or therein or any court, agency, instrumentality, regulatory authority or commission of any of the foregoing.

          “Hedge Agreement” means any agreement between the Borrower and the Lender or any affiliate of the Lender now existing or hereafter entered into, which provides for an interest rate or commodity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions as contemplated under this Credit Agreement, for the purpose of hedging a Borrower’s exposure to fluctuations in interest rates, currency valuations or commodity prices.

          “Indebtedness” shall mean as to any Person, at a particular time, (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is an obligor and (b) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles (“GAAP”) and/or tax-basis accounting, consistently applied, recorded as capital leases in respect of which obligations such Person is liable.

          “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by Lender resulting from prepayment, calculated as the difference between the amount of interest Lender would have earned (from like investments in the Money Markets as of the first day of the LIBOR Loan) had prepayment not occurred and the interest Lender will actually earn (from like investments in Money Markets as of the date of prepayment) as a result of the redeployment of funds from such prepayment.  The Interest Differential shall not be discounted to its present value.

          “LIBOR Loans” shall mean a Loan which accrues interest based upon the LIBOR Rate as an index.

          “LIBOR Rate” means the one, two or three month LIBOR rate quoted by Lender from Telerate Page 3750 or any successor thereto (which shall be the LIBOR Rate in effect two Business Days prior to commencement of the applicable Loan), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.  The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

          “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

          “Loan” shall mean an advance of loan proceeds made by the Lender to the Borrower pursuant to the Revolving Note or the Term Note and this Agreement and “Loans” shall collectively refer to all such advances.

          “Loan Documents” shall mean this Agreement, the Revolving Note, the Term Note, any Hedge Agreement and all other documents, certificates, resolutions and other agreements executed by the Borrower or any other party pursuant to or in connection with this Agreement.

          “Loan Period” means, with respect to each LIBOR Loan, the period commencing on the Funding Date for such Loan and ending on the numerically corresponding day one (1) month, two (2) month or three (3) months thereafter matching the interest rate term selected by Borrower in the Notice of Borrowing submitted under Section 2.4; provided, however, that:

          a.          if any Loan Period would otherwise end on a day which is not a Business Day, then the Loan Period shall end on the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding Business Day;

          b.          if any Loan Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Loan Period) then the Loan Period shall end on the last Business Day of the calendar month at the end of such Loan Period;

          c.          any Loan Period which would otherwise end after the Termination Date shall end on the Termination Date; and

          d.          the interest rate applicable to any Loan Period shall apply from and include the first day of such Loan Period to but excluding the last day of such Loan Period.

          “Notes” shall mean, collectively, the Revolving Note and the Term Note.

          “Person” shall mean an individual, partnership, corporation, business trust, joint stock trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          “Prime Rate” means the prime or base rate of interest as announced by the Lender, as in effect from time to time, which rate may not be the lowest rate charged by the Lender to any of its customers, and which Prime Rate shall change simultaneously with any change in such prime or base rate of interest.

          “Revolving Credit Commitment” shall mean $11,000,000.00.

          “Revolving Credit Termination Date” shall mean April 30, 2007.

          “Revolving Note” shall mean the Amended and Restated Revolving Credit Note of even date herewith in the face amount of $11,000,000.00 from the Borrower, as maker, payable to the Lender, substantially in the form of Exhibit A.

          “Requirements of Law” shall mean as to any Person, the Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Solvent” shall mean, with respect to any Person on a particular determination date, that on such date (i) the fair value of the property of such Person is greater than the total amount of debts and other liabilities, including, without limitation, contingent and unliquidated liabilities, of such Person, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (iii) such Person does not intend to, and does not believe that it will, incur debts or other liabilities beyond such Person’s ability to pay as such debts and other liabilities mature or become due.

          “Subsidiary” of any Person shall mean any other Person (whether now existing or hereafter organized or acquired) in which at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous rights of such other Person are owned (other than securities or other ownership interests which at the time as of which any determination is being made, are owned or have such power or right only by reason of the happening of a contingency), beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof.

          “Subsidiary Bank” shall mean Enterprise Bank & Trust, a Missouri trust company.

          “Subsidiary Brokerage” shall mean Millennium Holding Company, Inc., a Missouri corporation.

          “Term Credit Commitment” shall mean $4,000,000.00.

          “Term Note” shall mean the Promissory Note of even date herewith in the face amount of $4,000,000.00 from the Borrower, as maker, payable to the Lender, substantially in the form of Exhibit B.

          “Term Credit Termination Date” shall mean July 28, 2009.

          1.2      Other Definition Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in the Revolving Note, the Term Note or any other Loan Document.

          (b)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection and exhibit references are to this Agreement unless otherwise specified.

          SECTION 2.  AMOUNT AND TERMS OF REVOLVING LOAN

          2.1          Revolving Loan.  The Revolving Credit Facility shall be evidenced by the Revolving Note. Subject to the terms and conditions of this Agreement, the Lender agrees to make Loans to the Borrower from time to time from and including the date hereof to but excluding the Revolving Credit Termination Date, up to, but not exceeding at any time the Revolving Credit Commitment; provided, however, that the Lender shall have no obligation to make a Loan if an Event of Default exists or would result from such Loan.  Loans may be outstanding as Daily Reset LIBOR Loans or LIBOR Loans (each, a “Type of Loan”). Within the limits of the Revolving Credit Commitment and subject to the other terms and conditions of this Agreement, under the Revolving Credit Facility may be borrowed, repaid and reborrowed by the Borrower, in its discretion, from time to time prior to the Revolving Credit Termination Date.  The Lender may, with three (3) Business Days prior notice to or the consent of Borrower, to pay any principal due under the Revolving Credit Facility, any interest due thereon or any fees, cash or expenses due from Borrower to the Lender under this Agreement.

          2.2          Principal Payments.  Unless earlier payment is required under this Agreement, the Revolving Credit Facility shall be due and payable to the Lender on or before the Revolving Credit Termination Date.  If at any time the outstanding principal amount of the Revolving Credit Facility made by the Lender shall exceed the Revolving Credit Commitment, the Borrower shall forthwith pay to the Lender an amount not less than the amount of any such excess for application to the outstanding principal amount of the Revolving Credit Facility.  If the Loan Period for any LIBOR Loan should happen to extend beyond the Revolving Credit Facility Termination Date, such LIBOR Loan must be prepaid on the Revolving Facility Termination Date.

          2.3          Interest.

               (a)          Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is due, at a rate equal to the Adjusted LIBOR Rate.  With respect to Daily Reset LIBOR Loans, the Adjusted LIBOR Rate shall float daily to account for any changes in the Daily Reset LIBOR Rate. With respect to LIBOR Loans, the Adjusted LIBOR Rate shall remain fixed for the applicable Loan Period.  Upon the occurrence and during the continuance of any Event of Default, the outstanding principal amount of all Loans, and to the extent permitted by applicable law, any interest payments thereon or any fees or other amounts then due and payable hereunder shall thereafter bear interest (including post-petition interest in any proceeding under Title 11 of the United States Code or other applicable bankruptcy laws) payable upon demand at the Default Rate.

(b) Interest on each Loan shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

               (c)          Accrued interest shall be due and payable in arrears upon any payment of principal or conversion from one Type of Loan to another and (i) for each Daily Reset LIBOR Loan or Loan accruing interest at the Prime Rate, on the last day of each calendar quarter, and (ii) for each LIBOR Loan, on the last day of each Loan Period with respect thereto.

          2.4          Borrowings.  In order to obtain a Loan under the Revolving Credit Facility, the Borrower shall give the Lender written notice (which may be a telecopy) of each borrowing to be made hereunder.  Each such notice shall be in the form of a “Notice of Borrowing” in substantially the form of Exhibit C hereto, executed by two authorized officers or representatives of the Borrower, specifying therein (i) the requested date of the proposed Loan, (ii) the aggregate amount of the proposed Loan, and (iii) if a LIBOR Loan, the Loan Period therefor.  Subject to the conditions of this Agreement, the Lender shall make the amount of the Loan available to the Borrower on the date of such Loan in immediately available funds.

          2.5          Prepayments and Conversions.  Subject to Section 4.3 hereof, the Borrower shall have the right to make prepayments of principal on any Loan, in whole or in part, without payment of any penalty or premium, or to convert one Type of Loan into another Type of Loan, at any time or from time to time; provided, however, that each partial prepayment shall be in an amount of at least $100,000, and if greater than $100,000, an integral multiple of $10,000.00, and if the Loan prepaid or converted is a LIBOR Loan, any conversion or prepayment shall be in the full amount of such LIBOR Loan. The Borrower shall give the Lender notice of each such prepayment or conversion as provided in Section 2.9. Each such notice shall be in the form of a “Notice of Prepayment” in substantially the form of Exhibit C hereto, specifying therein (i) the date such prepayment will be made, (ii) the amount of such prepayment and (iii) the Type of Loan being prepaid.  The Borrower shall not have the right to convert one Type of Loan into another Type of Loan during the continuance of an Event of Default.

          2.6          Loan Periods; Renewals.

(a) In the case of each LIBOR Loan, the Borrower shall select a Loan Period of any duration in accordance with the definition of Loan Period in Section 1.1.

               (b)          Provided that no Event of Default has occurred and is continuing, upon notice to the Lender as provided in Section 2.9, the Borrower may renew any Loan on the last day of the Loan Period therefor as a Loan with a Loan Period of the same or different duration in accordance with the limitations provided in the definition of Loan Period in Section 1.1. If the Borrower shall fail to give notice to the Lender of such a renewal or, if an Event of Default has occurred and is continuing, such Loan shall automatically become, as of the last day of the then current Loan Period, a Loan based upon the same Loan Period as the Loan then expiring.

          2.7          Default Rate.  If an “Event of Default” as defined in Section 1.1 shall have occurred and be continuing, the Borrower shall pay interest at the Default Rate.  In no event shall the rate of interest exceed the maximum rate permitted by applicable law.  If the Borrower pays to the Lender interest in excess of the amount permitted by applicable law, such excess shall be applied in reduction of the principal balance of the Credit Facilities (as the Lender may elect), and any remaining excess interest, after application thereof to the principal balance of the Credit Facilities, shall be refunded to the Borrower.

          2.8          Payments.  All payments (including prepayments) by the Borrower on account of principal, interest and fees shall be made without set-off or counterclaim to the Lender at its office referred to in Section 10.2 in lawful money of the United States of America and in immediately available funds.

          2.9          Certain Notices.  Notices by the Borrower to the Lender pursuant to Section 2.4, each prepayment pursuant to Section 2.5 and each renewal pursuant to Section 2.6(b) shall be irrevocable and shall be effective only if received by the Lender not later than 10:00 a.m. St. Louis, Missouri time, and (a) in the case of borrowings and prepayments of, conversions into and (in the case of LIBOR Loans) renewals of (i) Daily Reset LIBOR Loans, given on the Business Day thereof; and (ii) LIBOR Loans, given two (2) Business Days prior thereto.  Each such notice shall specify the Loans to be borrowed, prepaid, converted or renewed and the amount (subject to Section 2.10) and Type of Loans to be borrowed, converted, prepaid or renewed (and in the case of conversion, the Type of Loans to result from such conversion and in the case of LIBOR Loans, the Loan Period therefor) and the date of the borrowing, prepayment, conversion or renewal (which shall be a Business Day), in the case of a borrowing, such additional information as may be required by Section 2.4.

          2.10          Minimum Amounts.  Each Daily Reset LIBOR Loan (or Prime Rate Loan) shall be in the minimum amount of $50,000.00, and if greater than $50,000.00, an integral multiple of $5,000. Each LIBOR Loan shall be in the minimum amount of $100,000, and if greater than $100,000, an integral multiple of $10,000.  In addition, there shall be no more than ten (10) LIBOR Loans under the Revolving Credit Facility outstanding at any time.

          2.11          Use of Proceeds.  The proceeds of the Loans described herein shall be used by the Borrower to finance general working capital purposes of the Borrower and to make capital investments from time to time in the Subsidiary Bank.

          SECTION 3.  AMOUNT AND TERMS OF TERM CREDIT FACILITY

          3.1          Term Loan.  The Term Credit Facility shall be evidenced by the Term Note.  Subject to the terms and conditions of this Agreement, the Lender agrees to make the Term Credit Facility to the Borrower up to, but not exceeding at any time the Term Credit Facility Commitment; provided, however, that the Lender shall have no obligation to provide the Term Credit Facility if an Event of Default exists as of the date of this Agreement.  The Term Credit Facility may be outstanding as a Daily Reset LIBOR Loan or LIBOR Loan Credit Facility.

          3.2          Principal Payments.  Unless earlier payment is required under this Agreement, the Term Credit Facility shall be due and payable to the Lender on the Term Credit Facility Termination Date.

          3.3          Incorporation of Terms.  The provisions contained in Sections 2.3, 2.5, 2.6, 2.7, 2.8 and 2.9 shall apply to the Term Credit Facility and such provisions are hereby incorporated within this Section 3.3 by this reference; provided, however, notwithstanding such incorporated provisions, only one Loan and Type of Loan may be outstanding under the Term Credit Facility at any time.

          3.4          Use of Proceeds.  The proceeds of the Term Credit Facility described herein shall be used by the Borrower to finance the acquisition by Borrower of NorthStar Bancshares, Inc.

          SECTION 4.  YIELD PROTECTION; ILLEGALITY; ETC.

          4.1          Additional Costs.  If the Lender shall determine in good faith that any Governmental Regulation not presently in effect or applicable to the Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Lender with any new guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to the Lender of any amounts payable by the Borrower under this Agreement or any other Loan Document (other than taxes imposed on the overall net income of the Lender, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which the Lender has its principal office), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender, or (iii) impose any other condition with respect to this Agreement, the Commitment, the Loans, and the result of any of the foregoing is to increase by an amount deemed by the Lender to be material the costs to the Lender of providing the Commitment or making, funding or maintaining the Loans or to reduce by an amount deemed by the Lender to be material the amount of any sum receivable by the Lender under this Agreement, then the Borrower shall pay to the Lender, such additional amounts as are sufficient to compensate the Lender for such increased cost or reduced sum receivable. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Lender and submitted to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

          4.2          Illegality and Impossibility.

               (a)          If the Lender shall determine in good faith that any Governmental Regulation not presently in effect or applicable to the Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Lender with any new guideline, request or directive of such authority (whether or not having the force of law), including exchange controls, shall make it unlawful or impossible for the Lender to maintain the Loans at the LIBOR Rate or the Daily Reset LIBOR Rate under this Agreement, the Borrower shall, upon receipt of notice thereof from the Lender, repay in full to the Lender the then outstanding principal amount of such Loan, together with all accrued interest thereon to the date of payment and all amounts due to the Lender under Section 4.3: (i) on the last day of the then current Loan Period applicable to a LIBOR Loan if the Lender may lawfully continue to maintain such LIBOR Rate Loan to such day, or (ii) immediately if the Lender may not continue to maintain such LIBOR Loan or if the Loan is a Daily Reset LIBOR Loan.

               (b)          Notwithstanding Section 4.2(a), if such section would otherwise be applicable, but the Lender could lawfully maintain the Loans based upon the LIBOR Rate or the Daily Reset LIBOR Rate at the Prime Rate, then during such period as the Lender cannot maintain the Loans based upon the LIBOR Rate or the Daily Reset LIBOR Rate, as applicable, such Loans shall bear interest at a per annum rate equal to the Prime Rate in effect from time to time less one and one-half of one percent (1.50%) in effect. If all events or conditions making it unlawful or impossible for the Lender to maintain the Loans based upon the LIBOR Rate or the Daily Reset LIBOR Rate cease to exist, then the Loans shall again bear interest at the Adjusted LIBOR Rate commencing on (i) the first day of the Loan Period immediately following the date all such events and conditions so cease to exist with respect to LIBOR Loans and (ii) on the day following the date all such events and conditions so cease to exist with respect to Daily Reset LIBOR Loans.

          4.3          LIBOR Rate Indemnity.  If the Borrower fails to make any payment of principal or interest in respect of any Loan based upon a LIBOR Rate when due or makes any payment or prepayment of the principal of any such Loan, for any reason, on any date other than the last day of the Loan Period applicable thereto, or if the Borrower fails to borrow any Loan based upon the LIBOR Rate after requesting the same in accordance with this Agreement, the Borrower shall reimburse the Lender on demand for any resulting loss or expense incurred by the Lender, including any loss incurred in obtaining, liquidating or employing deposits from third parties.  A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by the Lender and submitted to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.  Without limiting the foregoing, if a LIBOR Loan is prepaid prior to the end of the Loan Period for such LIBOR Loan, whether voluntarily or because prepayment is required due to the occurrence of the Termination Date or on account of a default, Borrower agrees to pay all of Lender’s costs, expenses and Interest Differential, as determined by Lender, incurred as a result of such prepayment.

          SECTION 5.  REPRESENTATIONS AND WARRANTIES

          In order to induce the Lender to enter into this Agreement and to make each Loan herein provided for, the Borrower hereby represents and warrants to the Lender (for itself and on behalf of the Subsidiary Bank where applicable) that:

          5.1          Financial Condition.

               (a)          The financial statements of the Borrower as of the fiscal year ending December 31, 2005 and for the quarter ending March 31, 2006, copies of which have heretofore been furnished to the Lender, are each true, complete and correct, in all material respects, and present fairly the financial condition of the Borrower as at such date, and the results of its operations and changes in financial position for the fiscal year and the quarter then ended.

               (b)          All financial statements of the Borrower referenced in (a) above, including the related schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved.  The Borrower has not incurred any material Contingent Obligation, contingent liabilities or liability for taxes, long-term leases or unusual forward or long-term commitments, which are not reflected in the foregoing statements or in the notes thereto.

          5.2          No Change.  Since December 31, 2005, there has been no material adverse change in the business, operations, assets or financial or other condition of the Borrower.

          5.3          Existence; Compliance with Law.  The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction where ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse impact on its business operations, property or financial or other condition and would not materially adversely affect the ability of the Borrower to perform its obligations under this Agreement, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on its business, operations, property or financial or other condition and would not materially adversely affect the ability of the Borrower to perform its obligations under this Agreement.

          5.4          Authorization; Enforceable Obligations.  The Borrower has the power and authority and the legal right to make, deliver and perform this Agreement, the Revolving Note, the Term Note and the Loan Documents to be executed by Borrower.  No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery or performance by the Borrower of this Agreement, the Revolving Note, the Term Note and the Loan Documents, or with the validity of this Agreement, the Revolving Note, the Term Note and the Loan Documents, or with the enforceability against the Borrower of this Agreement, the Revolving Note, the Term Note and the Loan Documents. Each of the Loan Documents has been, or will be, duly executed and delivered on behalf of the Borrower and when executed and delivered will constitute, legal, valid and binding obligations of the Borrower enforceable against them in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by the unavailability of specific performance or other equitable remedies.

          5.5          No Legal Bar.  The execution, delivery and performance by the Borrower of the Loan Documents, the borrowings by the Borrower and the Borrower’s use of the proceeds of such borrowings, will not result in a violation of any Requirements of Law or any Contractual Obligation of the Borrower the violation of which would have a material adverse effect on the business, operations, property or financial or other condition of the Borrower, and will not result in, or require the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirements of Law or Contractual Obligation.

          5.6          No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or to the knowledge of the Borrower threatened by or against the Borrower or against any of its properties or revenues (a) with respect to any Loan Document or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of the Borrower.

          5.7          No Default.  The Borrower is not in default under or with respect to any Contractual Obligation in any respect which could be materially adverse to its business, operations, property or financial or other condition or which could materially adversely affect the ability of the Borrower to perform its obligations under any Loan Document.  No Event of Default has occurred and is continuing.

          5.8          No Burdensome Restrictions.  To the best knowledge of the Borrower, the Borrower is not currently subject to any Contractual Obligation or other Requirements of Law that materially affects its business, operations, property or financial or other condition in an adverse material manner.

          5.9          Taxes.  The Borrower has filed or caused to be filed all tax returns which are required to be filed by it and which the failure to file would have a material adverse effect on its business, operations, property or financial or other condition, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves have been provided on the books of the Borrower), and no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges.

          5.10          Exhibits and Information.  The information contained in the exhibits attached hereto and incorporated herein by reference is true, accurate and complete in all material respects, and the information contained in each and every document, report, certificate, schedule, letter or other written or oral communication delivered to the Lender at any time pursuant to this Agreement shall be true, accurate and complete in all material respects.

          5.11          Disclosure.  No representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

          5.12          Compliance with Environmental Laws.  To the knowledge of the Borrower i) the Borrower is not in violation of any applicable Environmental Law, and ii) there have been no exposure(s), that have resulted or are expected to result in claim(s) against the Borrower, of any person to any hazardous material at any time located or disposed on or released or migrating from any personal or real property while owned or operated by the Borrower, which in the case of either clause (i) or (ii) would, in the aggregate, have a material adverse effect on the business, operations, property, assets or financial or other condition of the Borrower.

          5.13          Solvency.  The Borrower is and will be Solvent both before and after giving effect to the transactions contemplated by the Loan Documents.

          5.14          Investment Company Act.  The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

          5.15          Ownership of Property; Liens.  The Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a material adverse effect on the business of the Borrower.  As of the date of this Agreement, the property of the Borrower is subject to no Liens.

          5.16          Insurance.  The properties of the Borrower and the Subsidiary Bank are insured with financially sound and reputable insurance companies, not affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and the Subsidiary Bank operate.

          5.17          Margin Regulations.  The Borrower is not engaged and will not engage in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.

          5.18          Subsidiary Bank.  The primary operating Subsidiary of the Borrower is the Subsidiary Bank. The Subsidiary Bank (i) has issued and outstanding 83,118 shares of common stock, par value $50 per share, which are duly authorized, validly issued, fully paid and nonassessable, of which the Borrower owns all such shares free and clear of any liens, charges, encumbrances, rights of redemption, preemptive rights or rights of first refusal of any kind or nature whatsoever; (ii) has no shares of capital stock (common or preferred), or securities or other obligations convertible into any of the foregoing, authorize or outstanding and has no outstanding offers, subscriptions, warrants, rights or other agreements or commitments, obligating it to issue or sell any of the foregoing. The Subsidiary Bank (i) is duly organized and existing as a Missouri trust company, (ii) is in compliance in all material respects with all laws and regulations applicable to its business, (iii) is not currently subject to any claim, action, suit or proceeding at law, in equity or before any regulatory authority which, if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of the Subsidiary Bank and (iv) is not in receipt of any recommendations or suggestions of a material nature from a regulatory authority, nor has it entered into a memorandum of understanding or similar arrangement with any regulatory authority relating to unsafe or unsound banking practice.

          5.19          FDIC Insurance.  The Subsidiary Bank is insured as to deposits by the Federal Deposit Insurance Corporation and no act has occurred which could adversely affect the status of the Subsidiary Bank as an insured bank.

          SECTION 6.  CONDITIONS PRECEDENT

          6.1          Conditions Precedent to Funding.  The obligation of the Lender to close and initially fund the Loan is subject to the satisfaction of the following conditions precedent:

               (a)          Borrower’s General Certificate.  The Borrower shall have furnished to the Lender a certificate of the Borrower’s Secretary, which shall certify (i) resolutions of the Borrower’s Board of Directors with respect to the Credit Facilities, and (ii) copies of the Borrower’s organizational documents referenced in Section 6.1(b) below.

               (b)          Borrower Organizational Documents.  The Borrower shall have furnished to the Lender (i) a copy of the Certificate of Incorporation of the Borrower, certified by the Delaware Secretary of State; (ii) a copy of Borrower’s Bylaws; (iii) Certificates of Good-Standing for the Borrower issued by the Secretary of State of the State of Delaware and the Secretary of State of the State of Missouri and (iv) such other documents as the Lender may reasonably request.

               (c)          Representations and Warranties.  The representations and warranties made by the Borrower herein or which are contained in any certificate, document or financial or other statement furnished in connection herewith, shall be correct on and as of the date thereof.

(d) Loan Documents. The Borrower shall have executed and delivered to the Lender all Loan Documents, in form and content satisfactory to the Lender and its counsel.

               (e)          Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender and its counsel.

          SECTION 7.  AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as this Agreement remains in effect, the Revolving Note or the Term Note remain outstanding and unpaid, or any other amount is owing to the Lender hereunder, the Borrower shall take, and cause the Subsidiary Bank to take, the following actions:

          7.1          Financial Statements.   Furnish to the Lender:

               (a)          As soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Borrower, a copy of the consolidated financial statements of the Borrower as of the close of such fiscal year which shall include a balance sheet and statements of income and cash flow of the Borrower for such fiscal year, in each case, prepared in accordance with GAAP, consistently applied, and audited by an independent certified public accountant selected by the Borrower and acceptable to the Lender; and

               (b)          As soon as available, and in any event within sixty (60) days after the close of each calendar quarter, quarterly call reports prepared on FFIEC forms, or any successors thereto, of the Subsidiary Bank, each prepared in accordance with the guidelines of any regulatory authority requiring such reports.

               (c)          As soon as available, copies of all reports or information of a material nature submitted or filed with the Securities Exchange Commission or other regulatory authority or with any national securities exchange and form FRY-9C or form FRY-9P, as appropriate, which are the financial statements of the Borrower delivered to the Federal Reserve System.

               (d)          Promptly, and in any event within ten (10) days after the Borrower has knowledge thereof, a statement of the chief financial officer of the Borrower describing: (i) any event, which, either of itself, or with the lapse of time or the giving of notice or both, would constitute a default hereunder or under any other material agreement to which the Borrower or the Subsidiary Bank is a party, together with a statement of the actions which the Borrower proposes to take with respect thereto and (ii) any pending or threatened litigation or administrative proceeding of the type described in Section 5.6 above;

               (e)          Notice of any memorandum of understanding or any other agreement with any banking regulatory agencies, or cease and desist order, immediately after entered into by or issued against the Borrower or the Subsidiary Bank.

(f) Promptly after request therefor, any other information concerning the financial condition of the Borrower or the Subsidiary Bank as the Lender may reasonably request.

          7.2          Taxes.  Cause to be promptly paid and discharged all of Borrower’s and the Subsidiary Bank’s taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of such taxes, assessments and other governmental charges and make or cause to be made all required withholding and other tax deposits; provided, however, that nothing contained herein shall require the payment of any tax, assessment or other governmental charge so long as its validity is being contested in good faith, and by appropriate proceedings diligently conducted, and adequate reserves for the payment thereof have been established.

          7.3          Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of Borrower’s and the Subsidiary Bank’s, Indebtedness and other obligations of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower, or the Subsidiary Bank, and except to the extent that the failure to pay, discharge or otherwise satisfy such Indebtedness and other obligations would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Borrower or the Subsidiary Bank, as applicable.

          7.4          Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as now conducted by Borrower and the Subsidiary Bank, and preserve, renew and keep in full force and effect their existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of their business; comply with all Contractual Obligations and Requirements of Law except to the extent that failures to comply therewith does not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Borrower or the Subsidiary Bank.

          7.5          Books and Records; Discussions.  Keep proper books of record and account in which full, true and correct entries in conformity with all Requirements of Law and with GAAP, consistently applied, shall be made of all dealings and transactions in relation to Borrower’s and the Subsidiary Bank’s business and activities; and to discuss the business, operations, properties and financial and other condition of the Borrower and the Subsidiary Bank with officers, partners and employees of the Borrower and the Subsidiary Bank. The Lender agrees to treat as confidential all information received pursuant to Section 7.1 and this Section 7.5 and agrees not to disclose such information without the Borrower’s consent, and to make no competitive use thereof; provided, however, the Lender may disclose such information without the Borrower’s consent, (i) to the Lender’s independent auditors and attorneys in their capacity of providing accounting or legal advice to the Lender, (ii) to or pursuant to the request of any governmental authority having jurisdiction over Lender, or (iii) pursuant to an order or legal process binding on the Lender by any court of competent jurisdiction.

          7.6          Insurance.  Maintain or cause to be maintained, with reputable insurers, insurance with respect to the Borrower’s and the Subsidiary Bank’s properties and business against such casualties and contingencies, of such types and in such amounts as is customary in the Borrower’s reasonable judgment for businesses of established reputations engaged in the same or similar business and similarly situated.

          7.7          Compliance with Environmental Laws.  The Borrower and the Subsidiary Bank will promptly comply with all applicable Environmental Laws, the violation of which individually or in the aggregate would have a material adverse effect on the business, operations, property, assets or financial or other condition of the Borrower or the Subsidiary Bank.

          7.8          Licenses, Permits, etc.   The Borrower and the Subsidiary Bank shall maintain all of its franchises, grants, authorizations, licenses, permits, easements, consents, certificates, trademarks, trademark rights, patents, patent rights, trade names, trade name rights and approvals, if any, in full force and effect until their respective expiration dates, except where the failure to maintain any of them would not result in a material adverse effect on the business, operations, property, assets or financial or other condition of the Borrower or the Subsidiary Bank.

          SECTION 8.  NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as this Agreement remains in effect, the Revolving Note remains outstanding and unpaid, or any other amount is owing to the Lender hereunder, the Borrower shall not, or allow the Subsidiary Bank to, directly or indirectly:

          8.1          Restriction on Indebtedness.  Create, incur, assume or have outstanding any indebtedness for borrowed money (including capitalized leases) except (i) indebtedness under the Revolving Note or the Term Note issued under this Agreement, (ii) other indebtedness to the Lender, (iii) fed funds transactions in the ordinary course of business, (iv) indebtedness owing to any Federal Home Loan Bank (or any successor thereto), (v) indebtedness on account of the Subsidiary Bank maintaining deposit accounts in the ordinary course of business, (vi) any other indebtedness outstanding on the date hereof, and shown on the Borrower’s financial statements delivered to the Lender prior to the date hereof, together with restatements, substitutions and refinancings of such indebtedness, (vii) the issuance of an additional $4,000,000.00 of presently contemplated trust preferred securities, and (viii) up to an additional $10,000,000.00 of additional trust preferred securities or other indebtedness.

          8.2          Restriction on Liens.  Create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest in any of the its property, now owned or hereafter acquired, except (i) taxes and assessments which are either not delinquent or which are being contested in good faith with adequate reserves provided, (ii) easements, restrictions and minor title irregularities which do not, as a practical matter, have an adverse effect upon the ownership and use of the affected property, (iii) Liens in favor of the Lender or its affiliates, and (iv) other Liens disclosed in writing to the Lender or reflected in the Borrower’s financial statements provided to Lender prior to the date hereof. Without limiting the foregoing in any respect, the Borrower shall not create, incur or permit to exist any pledge, security interest, encumbrance or other charge upon its ownership interest in the Subsidiary Bank.

          8.3          Restriction on Contingent Obligations.  Incur a Contingent Obligation, except pursuant to the deposit and collection of checks, the issuance or confirmation of letters of credit by the Subsidiary Bank and similar matters in the ordinary course of banking business.

          8.4          Acquisitions and Investments.  Acquire any other business or make any loan, advance or extension of credit to, or investment in, any other Person, including investments acquired in exchange for stock or other securities or obligations of any nature of the Borrower or the Subsidiary Bank, or create or participate in the creation of any Subsidiary or joint venture, except:

               (a)          investments in (i) bank repurchase agreements, (ii) savings accounts or certificates of deposit in a financial institution of recognized standing, (iii) obligations issued or fully guaranteed by the United States, and (iv) prime commercial paper maturing within 90 days of the date of acquisition by the Borrower or a Subsidiary;

(b) loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items;

(c) investments in the Borrower by a Subsidiary;

(d) investments by the Borrower in the Subsidiary Bank or Subsidiary Brokerage;

               (e)          investments shown on the most recent consolidated financial statements of the Borrower provided to the Lender, and any substitutions or reinvestment thereof; provided, that any such investment will not be increased to an amount in excess of $5,000,000.00, other than as a result of appreciation;

(f) with respect to the Subsidiary Bank, investments or loans made in the ordinary course of banking business of the Subsidiary Bank; and

(g) aggregate investments of less than $5,000,000 in any Person.

          8.5          Change in Nature of Business.  Engage in any material operations substantially different from those operations conducted on the date hereof.

          8.6          Ownership.  Allow any material change in the ownership of the Subsidiary Bank.

          SECTION 9.  EVENTS OF DEFAULT

          Upon the occurrence of any of the following events:

(a) the Borrower shall fail to pay, within ten (10) days after such amount is due, any accrued interest under the Revolving Note, the Term Note or any other amount payable hereunder; or

(b) the Borrower shall fail to pay when such amount is due, any principal amount of the Revolving Note or the Term Note; or

               (c)          any representation or warranty made or deemed made by the Borrower in this Agreement or which is contained in any Loan Document, certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

               (d)          the Borrower shall default in the observance or performance of any other agreement contained in this Agreement, and such default shall continue unremedied for a period of thirty (30) days after the Borrower becomes aware of any such default; or

               (e)          the occurrence of a default or event of default (whether or not such default or event of default results in acceleration) with respect to any other Indebtedness of the Borrower or its Subsidiaries in excess of $1,000,000.00; or

               (f)          (i) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above, or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

               (g)          a judgment or judgments shall be entered against the Borrower involving liability (not paid or fully covered by insurance) of $1,000,000 or more and such judgment or judgments shall not have been vacated, discharged, or stayed or appealed within sixty (60) days from the entry thereof; or

(h) a violation of a negative covenant contained in Section 8 above;

then, in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, this Agreement shall automatically terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, or (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Lender may, by notice of default to the Borrower, declare this Agreement to be terminated forthwith whereupon this Agreement shall immediately terminate; and (ii) so long as such Event of Default shall be continuing, the Lender may, by notice of default to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

          SECTION 10.  MISCELLANEOUS

          10.1          Amendments and Waivers.  The Lender and Borrower may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Lender and the Borrower hereunder or thereunder and the Lender may execute and deliver to the Borrower a written instrument waiving, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the Notes or any Event of Default and its consequences. In the case of any waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the Notes, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

          10.2          Notices.  All notices, requests and demands given under this Agreement shall be given to each party referenced below and to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, or when sent by facsimile, or when delivered to an overnight delivery service addressed as follows or to such other address as to which party may be hereafter notified by any other party:

The Borrower:	Enterprise Financial Services Corp.
150 N. Meramec
Clayton, Missouri 63105
Attention: Chief Financial Officer
Fax: 314-812-1576

The Lender:	U. S. Bank National Association
One U.S. Bank Plaza
Mailcode: SL-MO-T11S
St. Louis, Missouri 63101
Attention: Correspondent Banking Division
Fax: 314-418-2173

provided that any notice, request or demand to or upon the Lender pursuant to Section 2.9 shall not be effective until received.

          10.3          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4          Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

          10.5          Payment of Expenses.  The Borrower agrees to pay or reimburse the Lender for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes or any Loan Documents, including, without limitation, reasonable fees and disbursements of counsel to the Lender.

          10.6          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Lender.

          10.7          Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          10.8          Governing Law.  This Agreement, the Notes and the Loan Documents and the rights and obligations of the parties under this Agreement, the Notes and the Loan Documents shall be governed by, and construed and interpreted in accordance with, the law of the State of Missouri.

          10.9          Set-off.  In addition to any rights or remedies of the Lender provided by law, upon the occurrence of any Event of Default, the Lender is hereby irrevocably authorized without notice to the Borrower (any such notice being expressly waived) to set off and apply all deposits in any currency and other indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of any obligations, liabilities and claims of the Borrower to the Lender. In support of the foregoing rights, the Lender is hereby granted a security interest in, a lien on, and a contractual right to set off against all depository account balances, cash and any other property of the Borrower now or hereafter in the possession of the Lender.

          10.10       Reinstatement; Indemnification.

               (a)          If for any reason the Lender repays or surrenders to or for the benefit of the Borrower (including its trustee in bankruptcy) any payment (including, without limitation, any payment by means of a setoff or otherwise) made to the Lender on the indebtedness evidenced by the Notes, then the indebtedness evidenced by the Notes shall be reinstated, and the Loan Documents shall be reinstated and continue in full force and effect, to the extent of such repayment or surrender.  If for any reason the Lender is required, by any court or other governmental authority having competent jurisdiction, to repay or surrender to any Person (excluding the Borrower or any Person receiving such payment for the benefit of the Borrower) any payment (including, without limitation, any payment by means of a setoff or otherwise) made to the Lender on the indebtedness evidenced by the Notes, then the indebtedness evidenced by the Notes shall be reinstated, and the Loan Documents shall be reinstated and continue in full force and effect, to the extent of such repayment or surrender.  The provisions of this subsection 10.10(a) shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lender’s rights under the Loan Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this subsection 10.10(a) shall survive the termination of this Agreement and the other Loan Documents.

               (b)          The Borrower agrees to pay, indemnify and hold harmless the Lender and its officers, directors, agents, employees, attorneys, and shareholders from and against, any all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements in connection with any litigation, investigation, hearing or other procedure) with respect, or in any way related, to the existence, execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Document; provided, that the Borrower shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Lender or its officers, directors, agents, employees, attorneys, and shareholders, or (ii) have not, in whole or in part, arisen out of or resulted from any act, or omission to act, of the Borrower.  The agreements contained in this subsection 10.10(b) shall survive termination of this Agreement and the other Loan Documents.

          10.11          Headings.  Section and subsection headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

          10.12          Severability.  The provisions of this Agreement are independent of, and separable from, each other, and no such provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other such provision may be invalid or unenforceable in whole or in part.

          10.13          Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions, including, without limitation, those expressed in any commitment letter delivered by the Lender to the Borrower.

          10.14          WAIVER OF TRIAL BY JURY.  THE LENDER AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE REVOLVING NOTE OR ANY OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THEM. NEITHER THE LENDER NOR THE BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

          10.15          U.S.A. PATRIOT Act Notice.   Lender is subject to the Act (as hereinafter defined) and hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

          10.16          Prior Credit Agreement.  This Agreement amends and restates the terms, conditions and agreements of that certain Credit Agreement dated January 14, 2005 between Borrower and Lender.

          10.17          STATUTORY NOTICE.  ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT THE BORROWER AS A BORROWER AND THE LENDER AS A CREDITOR FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

Enterprise Financial Services Corp.,
a Delaware corporation

By:	/s/ Frank H. Sanfilippo

Frank H. Sanfilippo
Chief Financial Officer

LENDER:

U.S. BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Jaycee D. Greene

Jaycee D. Greene
Vice President

EXHIBIT A

[Note on following page]

AMENDED AND RESTATED
REVOLVING CREDIT NOTE

$11,000,000.00	St. Louis, Missouri
July 28, 2006

          FOR VALUE RECEIVED, THE UNDERSIGNED (the “Borrower”), hereby promises to pay, as provided in the Agreement (as defined below), to the order of U.S. BANK NATIONAL ASSOCIATION (the “Lender”) at its offices at One U.S. Bank Plaza, St. Louis, Missouri 63101 (or at such other place or places as the Lender may designate in writing) at the times set forth in the Credit Agreement dated of even date herewith among the Borrower and the Lender (as amended from time to time, the “Agreement”), in lawful money of the United States of America, in immediately available funds, the principal amount of ELEVEN MILLION AND NO/100 DOLLARS ($11,000,000.00) or, if less than such principal amount, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to this Note and the Agreement, on the Revolving Credit Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Section 2 of the Agreement.  All or any portion of the principal amount of Revolving Loans may be prepaid or required to be prepaid as provided in the Agreement.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

          If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest thereon evidenced by this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

          In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees, and interest due hereunder thereon at the rates set forth above.

          Interest hereunder shall be computed as provided in the Agreement.  Interest on all principal amounts outstanding under this Note shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

          This Note is the Revolving Note referred to in the Agreement and is issued pursuant to and entitled to the benefits of the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Loans evidenced hereby were or are made and are to be repaid.  This Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

          Protest, notice of protest, notice of dishonor, diligence or any other formality are hereby waived by all parties bound hereon.

          This Note amends and restates the terms and provisions of that certain Revolving Credit Note dated January 14, 2005 payable by the Borrower to the Lender in the principal amount of

$15,000,000.00 (the “Prior Note”). This Note Shall replace the Prior Note, but shall not be construed to discharge or constitute a novation of the indebtedness evidenced by such Prior Note.

          IN WITNESS WHEREOF, the Borrower has caused this Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

ENTERPRISE FINANCIAL SERVICES CORP., a Delaware corporation

By:	/s/ Frank H. Sanfilippo

Frank H. Sanfilippo
Chief Financial Officer

EXHIBIT B

[Note on following page]

PROMISSORY NOTE

$4,000,000.00	St. Louis, Missouri
July 28, 2006

          FOR VALUE RECEIVED, THE UNDERSIGNED (the “Borrower”), hereby promises to pay, as provided in the Agreement (as defined below), to the order of U.S. BANK NATIONAL ASSOCIATION (the “Lender”) at its offices at One U.S. Bank Plaza, St. Louis, Missouri 63101 (or at such other place or places as the Lender may designate in writing) at the times set forth in the Amended and Restated Credit Agreement dated of even date herewith among the Borrower and the Lender (as amended from time to time, the “Agreement”), in lawful money of the United States of America, in immediately available funds, the principal amount of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00) on the Term Credit Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Section 3 of the Agreement.  All or any portion of the principal amount of Term Loan may be prepaid or required to be prepaid as provided in the Agreement.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

          If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest thereon evidenced by this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

          In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees, and interest due hereunder thereon at the rates set forth above.

          Interest hereunder shall be computed as provided in the Agreement.  Interest on all principal amounts outstanding under this Note shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

          This Note is the Term Note referred to in the Agreement and is issued pursuant to and entitled to the benefits of the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Term Loan evidenced hereby is made and is to be repaid. This Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

          Protest, notice of protest, notice of dishonor, diligence or any other formality are hereby waived by all parties bound hereon.

          IN WITNESS WHEREOF, the Borrower has caused this Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

ENTERPRISE FINANCIAL SERVICES CORP., a Delaware corporation

By:	/s/ Frank H. Sanfilippo

Frank H. Sanfilippo
Chief Financial Officer

EXHIBIT C

Form of Notice of Borrowing

To:	U. S. Bank, N.A.	Loan No.__________________________
	One U.S. Bank Plaza	Credit Account No.__________________
St. Louis, Missouri 63101
Facsimile No. (314) 418-8394

          Reference is hereby made to the Amended and Restated Credit Agreement dated as of July 28, 2006 (as amended from time to time, the “Agreement”) between Enterprise Financial Services Corp. (the “Borrower”) and U.S. Bank National Association (the “Lender”).  Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

          The Borrower hereby gives notice to the Lender that Loans of the type and amount set forth below be made on the date indicated:

Type of Loan (check one)	Interest Period(1)	Aggregate Amount(2)	Date of Loan(3)

Daily Reset LIBOR Loan	N.A.

LIBOR Loan

(1)	For any LIBOR Loan one, two or three months.
(2)	Must be $50,000 or if greater an integral multiple of $5,000 if a Daily Reset LIBOR Loan or $100,000 or if greater an integral multiple of $10,000 if a LIBOR Loan.
(3)	At least (3) Business Days later if a LIBOR Loan.

	Aggregate Loans Outstanding	$___________________
	Aggregate Loans Requested under this Notice	$___________________
Aggregate Loans Outstanding after funding Loans
	Referenced in this Notice	$___________________

The undersigned hereby certifies that:

          1.          No Default or Event of Default exists either now or after giving effect to the borrowing described herein; and

          2.          All the representations and warranties of the Agreement and in the Loan Documents (other than those expressly stated to refer to a particular date) are true and correct as of the date hereof.

C-1

          3.          All conditions contained in the Agreement to the making of any Loan requested hereby have been met or satisfied in full.

Enterprise Financial Services Corp., a Delaware corporation

By:

Name:

Title:

Date:

Telephone:

Fax:

By:

Name:

Title:

Date:

C-2

EXHIBIT D

Form of Notice of Prepayment

To:	U.S. Bank National Association	Loan No.:___________________________
One U.S. Bank Plaza
St. Louis, Missouri 63101
Facsimile No. (314) 418-8394

          Reference is hereby made to the Amended and Restated Credit Agreement dated as of July 28, 2006 (as amended from time to time, the “Agreement”) between Enterprise Financial Services Corp. (the “Borrower”) and U.S. Bank National Association (the “Lender”).  Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

          The Borrower hereby gives notice to the Lender that Loans of the type and amount set forth below will be prepaid on the date indicated:

Type of Loan (check one)	Interest Period(1)	Aggregate Amount(2)	Date of Prepayment(3)

Daily Reset LIBOR Loan	N.A.

LIBOR Loan

(1)	For any LIBOR Loan one, two or three months.
(2)	Must be $500,000 or if greater an integral multiple of $50,000 if a LIBOR Loan.
(3)	At least (3) Business Days later if a LIBOR Loan.

	Aggregate Loans Outstanding	$__________________
	Aggregate Loans prepaid in this Notice of Prepayment	$__________________
Aggregate Loans Outstanding After prepayments referenced
	In this Notice of Prepayment	$__________________

Enterprise Financial Services Corp., a Delaware corporation

By:

Name:

Title:

Date:

Telephone:

Fax:

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